UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)             December 23, 2004

TEXAS REGIONAL BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Texas	000-14517	74-2294235
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P. O. Box 5910
3900 North 10th Street, 11th Floor, McAllen, TX		78502-5910
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code     (956) 631-5400

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

Effective as of December 23, 2004, Texas Regional Bancshares, Inc. and Texas State Bank entered into a Settlement Agreement and General Release with Ace American Insurance Company, Royal Indemnity Company, American Motorists Insurance Company, Jack H. Mayfield, Jr. (solely in his capacity as the Shareholder Representative for former shareholders of Riverway Holdings, Inc.) and General Electric Capital Corporation.  Jack H. Mayfield, Jr., David L. Lane and Joseph E. Reed are former directors and shareholders of Riverway and are current directors of Texas Regional and Texas State Bank.  Texas Regional Bancshares, Inc. and Texas State Bank were not required to bear any cost in connection with the settlement.

The Settlement Agreement settles claims made against the Company by General Electric Capital Corporation and the insurers arising out of a series of lease pool purchase and sale transactions that Riverway Bank engaged in with Commercial Money Center, Inc. and its affiliates, prior to the acquisition of Riverway Bank by the Company.  Riverway Bank sold the lease pools to General Electric Capital Corporation in 2000, and CMC filed for bankruptcy in 2002.  The Settlement Agreement resolves the pending claims among the Company, GECC, the insurers involved in the lease pool transactions, and each of their respective affiliates.

As provided in the agreement included in the proxy statement as sent to the Riverway shareholders at the time of the acquisition of Riverway by the Company, 100,000 shares (247,500 shares following the stock splits and stock dividends effected since date of acquisition) of Texas Regional were issued and held in escrow pursuant to a Holdback Escrow Agreement pending the outcome of certain contingencies, including the litigation that is the subject of the Settlement Agreement.  Since their holdback shares would otherwise be at risk under the terms of the Holdback Escrow Agreement, that portion of the settlement consideration attributable to claims against the Company was borne by the former Riverway shareholder group and the Company was not required to make any payment in settlement of the claims.  In addition, the Company was reimbursed for certain fees and expenses previously borne by the Company.

See also Item 1.02 of this Form 8-K, which is incorporated herein by this reference.

Item 1.02               Termination of a Material Definitive Agreement.

The Holdback Escrow Agreement was entered into between Texas Regional, Riverway Holdings, Inc., the Texas State Bank Trust Department and Jack H. Mayfield, Jr. as the Shareholder Representative for the former Riverway shareholders, at the time of the acquisition of Riverway by the Company in February 2002.  The purpose of the Holdback Escrow Agreement was to protect the Company from certain defined claims, particularly those arising out of the sale of lease pools to CMC.  As indicated above, 100,000 shares (247,500 shares following the stock splits and stock dividends effected since date of acquisition) of Texas Regional were issued and were at the time of settlement held in escrow pursuant to the Holdback Escrow Agreement.

The other pending case involving the CMC lease pools is based upon allegations by California lessees that, among other things, CMC’s lease transactions were disguised security agreements and that CMC failed to comply with certain California licensing requirements.  A demurrer dismissing the plaintiffs’ claims against the Company in this case has been granted by the trial court and is presently on appeal in the California Court of Appeal.  The Company’s assessment of both the case and the plaintiffs’ appeal is that they are completely without merit.

As a result, the Company has elected to terminate the Holdback Escrow Agreement and release the shares currently held in escrow, in exchange for the commitment of the Riverway shareholders, acting through Mr. Mayfield as the Shareholder Representative, that they will bear the Company’s additional liability, if any, including attorneys’ fees and costs, related to the California case, up to a limit of the holdback shares and any proceeds realized from the sale of the holdback shares (less amounts paid in satisfaction of the litigation described in Item 1.01 above, and payment or reimbursement of fees, expenses and other costs).

See also Item 1.01 of this Form 8-K, which is incorporated herein by this reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEXAS REGIONAL BANCSHARES, INC.
(Registrant)

December 23, 2004	/s/ G.E. Roney
Glen E. Roney
Chairman of the Board, President
& Chief Executive Officer